EXHIBIT 99.(2)(k)(iii)
AMENDMENT TO ADMINISTRATION AGREEMENT


                                  AMENDMENT TO

                            ADMINISTRATION AGREEMENT

     THIS AMENDMENT TO ADMINISTRATION AGREEMENT (this "Amendment") is made as of the 21st day of January, 2005 by and among FUND ADMINISTRATIVE SERVICES, LLC, a Colorado limited liability company (the "Administrator") and BOULDER GROWTH & INCOME FUND, INC. a Maryland corporation (the "Fund").

     WHEREAS, the Fund and the Administrator are parties to an Administration Agreement dated as of February 1, 2004 (the "Agreement"); and

     WHEREAS, the parties desire to amend certain provisions of the Agreement with respect to the negligence standard to be applied by the Administrator.

          1. Amendments.

               a. Paragraph 11 of the Agreement is amended to strike the word "gross" from the last sentence of the paragraph.

               b. Paragraph 20(a) of the Agreement is amended to strike the word "gross" from the last sentence of the paragraph.

          2. All Other Terms and Conditions Unchanged. All other terms and conditions of the Sub-Advisory Agreement shall remain in full force and effect.

          3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original for all purposes, and together shall constitute one and the same Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.


THE ADMINISTRATOR:

FUND ADMINISTRATIVE SERVICES, L.L.C.,
a Colorado limited liability company

By:     /s/ Carl D. Johns
        Carl D. Johns
        Its: Assistant Manager


THE FUND:

BOULDER GROWTH & INCOME FUND, INC.
a Maryland corporation

By:     /s/ Stephen C. Miller
        Stephen C. Miller
        Its: President